Exhibit 99.1
KINDER MORGAN, INC. INCREASES
QUARTERLY DIVIDEND TO $0.42 PER SHARE

Dividend 11% Higher Than First Quarter 2013
HOUSTON, April 16, 2014 - Kinder Morgan, Inc. (NYSE: KMI) today reported first quarter cash available to pay dividends of $573 million, up 12 percent from $513 million for the same period a year ago, and remains on track to meet or exceed its published annual budget of $1.78 billion in cash available to pay dividends. The board of directors increased the quarterly cash dividend to $0.42 per share ($1.68 annualized), which is payable on May 16, 2014, to shareholders of record as of April 30, 2014. This represents an increase of 11 percent from the first quarter 2013 cash dividend per share of $0.38 ($1.52 annualized) and is up from the fourth quarter 2013 dividend of $0.41 ($1.64 annualized) per share.
Chairman and CEO Richard D. Kinder said, “KMI had an excellent first quarter led by continued strong performance at Kinder Morgan Energy Partners (NYSE: KMP) and solid results at El Paso Pipeline Partners (NYSE: EPB). We are excited about the future as we own and operate what we believe is a great set of midstream assets spanning the United States and western Canada. We have identified approximately $16.4 billion in expansion and joint venture investments at the Kinder Morgan companies that we are confident will come to fruition and drive growth at KMI for years to come. We are seeing unprecedented demand for natural gas transportation capacity. Since Dec. 1, 2013, we have entered into approximately 2.8 billion cubic feet per day of new firm transportation commitments with customers for terms averaging about 15 years. While many of these commitments result in expansion of our existing assets and drive additional capital expenditures included in our project backlog, about a quarter of the committed volumes is for existing unsubscribed capacity, both indicative of strong demand for our existing pipeline network. In January, due in part to record cold weather in many parts of the country, Kinder Morgan’s natural gas pipelines transported on average about 33 billion cubic feet per day, representing approximately one-third of the U.S. market demand.”

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KMI - Q1 Earnings	Page 2

2014 Outlook
As previously announced, KMI expects to declare dividends of $1.72 per share for 2014, an 8 percent increase over its 2013 declared dividend of $1.60 per share. Growth in 2014 is expected to be driven by continued strong performance at KMP and contributions from EPB. The growth at KMI from KMP and EPB will be partially offset by the loss of income from the 2013 and expected 2014 sales (dropdowns) of certain assets to KMP and EPB. Subject to appropriate board approvals, KMI expects to drop down its 50 percent interest in Ruby Pipeline, its 50 percent interest in Gulf LNG and its 47.5 percent interest in Young Gas Storage to EPB during 2014.
Other News

•
KMI repurchased 2.8 million shares of its common stock during the first quarter for approximately $94 million, completing the $250 million authorized by the KMI board of directors in October of 2013. Subsequent to the completion of that program, the board authorized an additional $100 million share and warrant repurchase program. KMI repurchased approximately 31 million warrants during the first quarter for approximately $55 million, leaving about $45 million remaining on that authorization.

Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 16 at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis.

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KMI - Q1 Earnings	Page 3

Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Melissa Ruiz	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
melissa_ruiz@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Cash Available to Pay Dividends (Non-GAAP, Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013
KMP distributions to us
From ownership of general partner interest (1)	$467	$412
On KMP units owned by us (2)	38	36
On KMR shares owned by us (3)	22	20
Total KMP distributions to us	527	468

EPB distributions to us
From ownership of general partner interest (4)	56	49
On EPB units owned by us (5)	59	56
Total EPB distributions to us	115	105

Cash generated from KMP and EPB	642	573
Cash generated from other assets (6)	100	111
Total cash generated	742	684

General and administrative expenses and other (7)	(9)	(11)
Interest expense	(160)	(166)
Cash available to pay dividends before taxes	573	507
Taxes (8)	—	6
Cash available to pay dividends	$573	$513

Weighted Average Shares Outstanding for Dividends (9)	1,036	1,038

Cash Available Per Average Share Outstanding	$0.55	$0.49
Declared Dividend	$0.42	$0.38

Notes:
(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.38 and $1.30 per common unit declared for the three months ended March 31, 2014 and 2013, respectively; (ii) 454 million and 381 million aggregate common units, Class B units and i-units (collectively KMP units) estimated to be outstanding as of April 30, 2014 and outstanding as of April 29, 2013, respectively; (iii) a waived incentive distribution of $3 million for the first quarter of 2014 related to KMP's acquisition of American Petroleum Tankers (APT) and State Class Tankers (SCT); (iv) a waived incentive distribution of $4 million for the first quarter of 2013 related to KMP's acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk; and (v) a waived incentive distribution of $30 million for the first quarter of 2014 related to KMP's acquisition of Copano. In addition, we as the general partner of KMP, agreed to waive a portion of our future incentive distributions amounts equal to (i) $30 million for each of our second, third and fourth quarters in 2014, $120 million for 2015, $110 million for 2016, and annual amounts thereafter decreasing by $5 million per year from the 2016 level related to the Copano acquisition and (ii) $3.25 million for each of our second, third and fourth quarters in 2014, $19 million for 2015 and $6 million for 2016 related to KMP's APT and SCT acquisition.

(2)
Based on 28 million KMP units estimated to be owned by us as of April 30, 2014 and owned by us as of April 29, 2013, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three months ended March 31, 2014 and received as distributions for the three months ended March 31, 2013, respectively. We did not sell any KMR shares in the first three months of 2014 or 2013. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.65 and $0.62 per common unit declared for the three months ended March 31, 2014 and 2013, respectively; and (ii) 219 million and 216 million common units estimated to be outstanding as of April 30, 2014 and outstanding as of April 29, 2013, respectively.

(5)
Based on 90 million EPB units estimated to be owned by us as April 30, 2014 and owned by us as of April 29, 2013, multiplied by the EPB per unit distribution declared, as outlined in footnote (4) above.

(6)
Represents cash available from former El Paso Corporation (EP) assets that remain at KMI, including EPNG and El Paso midstream assets for the periods presented prior to their drop-down to KMP, and our 20% interest in NGPL, net of general and administrative expenses related to KMI's EP assets. Amounts include our share of pre-tax earnings, plus depreciation, depletion and amortization, and less cash taxes and sustaining capital expenditures from equity investees.

(7)	Represents corporate general and administrative expenses, corporate sustaining capital expenditures, and other income and expense.
(8)	2014 and 2013 taxes were calculated based on the income and expenses included in the table, deductions related to the income included, and use of net operating loss carryforwards.
(9)	Includes weighted average common stock outstanding and unvested restricted stock awards issued to management employees that contain rights to dividends.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Revenue	$4,047	$3,060

Costs, expenses and other
Operating expenses	2,126	1,389
Depreciation, depletion and amortization	496	415
General and administrative	172	140
Taxes, other than income taxes	110	98
Other (income) expense	(4)	1
	2,900	2,043

Operating income	1,147	1,017

Other income (expense)
Earnings from equity investments	99	101
Amortization of excess cost of equity investments	(10)	(9)
Interest, net	(448)	(402)
Gain on sale of investments in Express	—	225
Other, net	13	5

Income from continuing operations before income taxes	801	937

Income tax expense	(200)	(279)

Income from continuing operations	601	658

Loss from discontinued operations, net of tax	—	(2)

Net income	601	656

Net income attributable to noncontrolling interests	(314)	(364)

Net income attributable to KMI	$287	$292

Class P Shares
Basic and Diluted Earnings Per Common Share From Continuing Operations	$0.28	$0.28
Basic and Diluted Loss Per Common Share From Discontinued Operations	—	—
Total Basic and Diluted Earnings Per Common Share	$0.28	$0.28

Basic Weighted Average Number of Shares Outstanding
Class P Shares	1,029	1,036

Diluted Weighted Average Number of Shares Outstanding (1)
Class P Shares	1,029	1,038

Declared dividend per common share	$0.42	$0.38

Notes:
(1)	Outstanding KMI warrants and convertible preferred securities were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Reconciliation of Cash Available to Pay Dividends from Income from Continuing Operations (Unaudited) (In millions)

	Three Months Ended March 31,
	2014	2013
Income from continuing operations (1)	$601	$658
Depreciation, depletion and amortization (1)	496	415
Amortization of excess cost of equity investments (1)	10	9
Earnings from equity investments (1)	(99)	(101)
Distributions from equity investments	77	101
Distributions from equity investments in excess of cumulative earnings	38	37
Difference between equity investment distributable cash flow and distributions received (2)	77	50
KMP certain items (3)	35	(202)
KMI certain items	(11)	(16)
Difference between cash and book taxes	200	280
Difference between cash and book interest expense for KMI	(20)	(25)
Sustaining capital expenditures (4)	(81)	(60)
KMP declared distribution on its limited partner units owned by the public (5)	(566)	(439)
EPB declared distribution on its limited partner units owned by the public (6)	(84)	(78)
Other (7)	(100)	(116)

Cash available to pay dividends	$573	$513

Notes:
(1)	Consists of the corresponding line items in the preceding Unaudited Preliminary Consolidated Statements of Income.
(2)	Consists of the difference between cash available for distributions and the distributions received from our equity investments.
(3)
Consists of items such as hedge ineffectiveness, certain legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset acquisition and/or disposition expenses. 2013 amount includes a $141 million, net of tax, gain on the sale of Express. For more information, see KMP’s 1st Quarter 2014 Earnings Release filed on Form 8-K with the SEC on April 16, 2014.

(4)	We define sustaining capital expenditures as capital expenditures that do not expand the throughput or capacity of an asset.
(5)
Declared distribution multiplied by limited partner units estimated to be or actually outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(6)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(7)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	March 31, 2014	December 31, 2013

ASSETS
Cash and cash equivalents - KMI	$85	$116
Cash and cash equivalents - KMP	347	404
Cash and cash equivalents - EPB	81	78
Other current assets	3,149	3,270
Property, plant and equipment, net - KMI	2,540	2,563
Property, plant and equipment, net - KMP	28,558	27,405
Property, plant and equipment, net - EPB	5,854	5,879
Investments	5,962	5,951
Goodwill - KMI	17,935	17,935
Goodwill - KMP	6,606	6,547
Goodwill - EPB	22	22
Deferred charges and other assets	4,915	5,015
TOTAL ASSETS	$76,054	$75,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Short-term debt - KMI	$1,128	$725
Short-term debt - KMP	1,243	1,504
Short-term debt - EPB	41	77
Other current liabilities	3,656	3,769
Long-term debt - KMI	8,968	9,221
Long-term debt - KMP	19,610	18,410
Long term debt - EPB	4,152	4,179
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (1)	1,969	1,977
Deferred income taxes	4,599	4,651
Other long-term liabilities	2,154	2,287
Total liabilities	47,620	46,900

Shareholders' Equity
Accumulated other comprehensive loss	(62)	(24)
Other shareholders' equity	12,862	13,117
Total KMI equity	12,800	13,093
Noncontrolling interests	15,634	15,192
Total shareholders' equity	28,434	28,285
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$76,054	$75,185

Debt, net of cash
KMI (2)	$10,011	$9,830
KMP	20,506	19,510
EPB	4,112	4,178
Total Consolidated Debt	$34,629	$33,518

Notes:
(1)
Amounts include the fair value adjustments related to interest rate swaps, debt discounts and premiums, and purchase price allocation adjustments, including adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(2)	Amounts exclude the preferred interest in general partner of KMP.